NEWS RELEASE

Phillips 66 and Phillips 66 Partners Announce Elimination of Incentive Distribution Rights

•	Reinforces Phillips 66 Partners as a premier MLP

•	Permanently reduces cost of capital

•	Aligns Phillips 66 and public unitholders economic interests

HOUSTON, July 26, 2019 – Phillips 66 (NYSE: PSX) and Phillips 66 Partners (PSXP or Partnership) (NYSE: PSXP) today announced execution of a definitive agreement to eliminate all of Phillips 66’s incentive distribution rights (IDRs) and general partner (GP) economic interests in PSXP in exchange for 101 million newly issued PSXP common units. The newly issued PSXP common units have a total equity value of approximately $5.4 billion based on the PSXP common unit closing price of $53.95 on July 25, 2019, or $5.2 billion based on a 30-day volume weighted average price of $51.18. Using forecasted 2020 GP/IDR cash flow, these equity values represent multiples of 16.7x and 15.8x, respectively. This transaction is expected to be accretive to PSXP distributable cash flow per common unit by the fourth quarter of 2020. Following the close of the transaction, Phillips 66 will hold a non-economic GP interest in PSXP and own approximately 170 million PSXP common units, representing approximately 75% of PSXP’s outstanding common units. The transaction is expected to close on Aug. 1, 2019.

“We are pleased to announce the elimination of IDRs,” said Greg Garland, chairman and CEO of Phillips 66 and Phillips 66 Partners. “Phillips 66 is the largest unitholder in PSXP and will continue to utilize the Partnership as a key component of its midstream growth strategy. The lower cost of capital enhances PSXP’s ability to grow through organic projects, dropdowns and third-party acquisitions.”

“Given the Partnership’s robust growth platform, high distribution coverage and strong financial position, we believe the transaction is attractive for both parties and will benefit the LP unitholders. This transaction reinforces PSXP as a premier MLP, and we remain committed to competitive and growing distributions,” added Garland.

BofA Merrill Lynch acted as financial advisor to Phillips 66, and Latham & Watkins LLP acted as legal advisors.

The terms of the transaction were unanimously approved by the board of directors of the general partner of Phillips 66 Partners based on the unanimous approval and recommendation of its conflicts committee, comprised entirely of independent directors. The conflicts committee engaged Evercore as its financial advisor and Vinson & Elkins LLP as its legal advisor.

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company’s master limited partnership, is integral to the portfolio. Headquartered in Houston, the company has 14,400 employees committed to safety and operating excellence. Phillips 66 had $58 billion of assets as of June 30, 2019. For more information, visit http://www.phillips66.com/ or follow us on Twitter @Phillips66Co.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum products and natural gas liquids pipelines, terminals and other midstream assets. For more information, visit http://www.phillips66partners.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements as defined under the federal securities laws, including projections, plans and objectives. Although Phillips 66 and Phillips 66 Partners believe that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the parties’ control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from what was anticipated, estimated, projected or expected. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the ability of Phillips 66 and Phillips 66 Partners to consummate the proposed transaction; the continued ability of Phillips 66 to satisfy its obligations under Phillips 66 Partners’ commercial and other agreements; the volume of crude oil, refined petroleum products and NGL Phillips 66 Partners or its joint ventures transport, fractionate, terminal and store; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, fractionating, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; the failure to complete construction of announced and future capital projects in a timely manner and any cost overruns associated with such projects; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in its filings with the Securities and Exchange Commission. Phillips 66 and Phillips 66 Partners are under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than as described.
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CONTACTS
Jeff Dietert, 832-765-2297 (investors)
jeff.dietert@p66.com

or

Brent Shaw, 832-765-2297 (investors)
brent.d.shaw@p66.com

or

Dennis Nuss, 855-841-2368 (media)
dennis.h.nuss@p66.com